UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

ENTRUST REMINDS STOCKHOLDERS OF JULY 28 VOTE

Urges Stockholders to Vote ‘FOR’ the Amended Merger Agreement with Thoma Bravo

DALLAS – July 23, 2009 – Entrust [NASDAQ: ENTU], a world leader in securing digital identities and information, today sent the following letter to stockholders urging them to vote ‘FOR’ the Company’s amended merger agreement with an affiliate of Thoma Bravo, LLC (“Thoma Bravo”) at the Special Meeting of Stockholders to be held on July 28, 2009. As previously announced on July 10, 2009, Entrust entered into an amended merger agreement with Thoma Bravo under which Thoma Bravo will acquire all of the outstanding shares of Entrust common stock for $2.00 per share in cash – an increase of over 8% over the $1.85 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on April 13, 2009.

The full text of the letter follows:

**IMPORTANT NOTICE**

TIME IS SHORT—VOTE ‘FOR’ THE AMENDED MERGER AGREEMENT TODAY

TRANSACTION ENDORSED BY THREE INDEPENDENT PROXY ADVISORY FIRMS

July 23, 2009

Dear Fellow Stockholder:

Entrust’s Special Meeting of Stockholders is now scheduled for July 28th—and your vote is extremely important. To ensure that your shares are represented, please use the enclosed proxy card to vote today by telephone or by Internet. If you have any questions about the last-minute voting of your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8772.

On July 10, 2009, Entrust entered into an amended merger agreement with an affiliate of Thoma Bravo, LLC, under which Thoma Bravo will acquire all of the outstanding shares of Entrust common stock for an increased price of $2.00 per share in cash.

VOTE FOR THE TRANSACTION THAT HAS BEEN ENDORSED BY

THE THREE LEADING INDEPENDENT PROXY ADVISORY FIRMS

AND THE COMPANY’S LARGEST STOCKHOLDER

Three of the nation’s leading independent proxy advisory firms, RiskMetrics Group, Glass Lewis & Co. and PROXY Governance, Inc., have each recommended that stockholders vote to approve the Thoma Bravo transaction agreement.

Most recently, RiskMetrics stated in its July 22, 2009 report: “Based on our review of the revised offer coupled with updated consensus estimates, we recommend shareholders vote FOR the proposed transaction. Our revised vote recommendation is largely premised on the implied valuation of the higher offer. Applying revised consensus revenue and EBITDA estimates to its peer valuation multiples and adjusting for Entrust’s historical multiple discount, our analysis indicates that the current offer price of $2.00 per share implies a reasonable premium.”1

In addition, the Company’s largest stockholder, Empire Capital, has publicly supported the proposed merger agreement with Thoma Bravo.

VOTE FOR IMMEDIATE, CERTAIN AND PREMIUM VALUE

Your Board is confident that the transaction with Thoma Bravo, as amended, achieves the highest attainable value for stockholders, providing you with increased all-cash premium value for your investment. The new $2.00 per share price represents:

•	an increase of over 8% over the $1.85 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on April 13, 2009.
•

a premium of over 32% over Entrust’s average closing price of $1.51 per share during the 30 trading days ending April 9, 2009, the last trading day prior to the announcement of the original merger agreement, and

•	a premium of approximately 36% over Entrust’s average closing price of $1.47 per share during the 90 trading days ending April 9, 2009.

VOTE FOR $2.00 PER SHARE IN CASH – THIS IS THOMA BRAVO’S

BEST AND FINAL OFFER

Thoma Bravo has notified Entrust’s Board that the $2.00 per share cash purchase price under the amended merger agreement is its best and final offer.

Thoma Bravo has also indicated that if Entrust stockholders do not approve the amended merger agreement at the July 28th Special Meeting, then the merger agreement will be terminated.

If Entrust stockholders do not vote to approve the merger agreement with Thoma Bravo and the agreement is terminated, then Entrust is obligated to pay Thoma Bravo a fee of $2 million.

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS

OF THE NUMBER OF SHARES YOU OWN

Whether or not you plan to attend the Special Meeting in person, we urge you to vote ‘FOR’ the transaction today by using the enclosed proxy card to vote by Internet or telephone today. Easy instructions may be found on the enclosed proxy card. Failure to vote or abstaining from voting has the same effect as a vote against the amended merger agreement.

[1]	Permission to use quotations from the RiskMetrics report was neither sought nor obtained.

Even if you have already voted, you can still vote ‘FOR’ the transaction. Voting by telephone or Internet revokes any previous proxy you may have executed. Only your latest dated proxy counts.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8772.

Thank you for your continued support.

On behalf of the Board of Directors,

/s/ Michael McGrath

Chairman of the Board of Directors of Entrust

Barclays Capital is acting as financial advisor to Entrust and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Entrust’s legal advisor.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

About Entrust

Entrust (NASDAQ: ENTU) secures digital identities and information for consumers, enterprises and governments in more than 2,000 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail Entrust@Entrust.com or visit www.Entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 39 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

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CONTACTS:

Investors David E. Rockvam Chief Marketing Officer & Investor Relations 972-728-0424 david.rockvam@entrust.com	Media Matt Sherman / Ed Trissel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449 msherman@joelefrank.com / etrissel@joelefrank.com